EXHIBIT 10.1

March 22, 2021

Dear Connie,

I am excited to offer you the position of EVP, Growth and Customer Experience. In this role, you will report directly to me.

Your starting base salary will be $590,000 annually, with an exempt status on an employment at-will basis. In addition, your target bonus will be set at 75% of your base salary and based upon the company’s achievement of its full revenue and operating profit targets.

Based on Board approval, beginning in 2022, you will be eligible to participate in our annual equity program with a long-term incentive target of 175% of your base salary.

Contingent on Board approval, you will receive a new hire equity grant valued at $1,000,000, in the form of time-vested Restricted Stock Units (RSUs), vesting 25% per year. At your 1 year anniversary, based on performance and Board approval, you will be eligible to receive an equity grant valued at $250,000, in the form of time-vested Restricted Stock Units (RSUs) ), vesting 25% per year.

The additional benefits associated with our Executives will also apply to you, and I can discuss these with you in person.

Additionally, you are temporarily approved to retain your primary residence from Dallas, Texas. We will provide an apartment in Provo for your use and will reimburse you for up to 20 round trip flights to and from Dallas per year, to help get integrated with the company and your team and to attend critical onsite meetings.  The Board and Management are aware of the success demonstrated in other roles where you have commuted great distances and will expect similar attention to your onboarding and performance.

This offer is contingent upon the successful completion of a background check, including a check of your employment history and references. Based on a favorable outcome of your background check, I will work together with you to determine the appropriate start date.

I have full confidence in your leadership abilities and believe you will make a significant contribution to Nu Skin. Feel free to reach out to me directly if you have any questions.

Sincerely,

Ryan Napierski
President and Interim CEO, Nu Skin

I accept the offer as stipulated above:            /s/ Connie Tang          March 29, 2021
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